Master Supply Agreement
Global Purchase Terms

Date	13th October 2010
Parties
1.	Aristocrat Technologies Australia Pty Limited (ABN 22 001 660 715) of Building A, Pinnacle Office Park, 85 Epping Road, North Ryde New South Wales 2113 (Aristocrat)
2.	Wells Gardner Electronics Corporation 9500 W 55th Street, Suite A of McCook, IL 60525 (Supplier)
Recitals
A.
The Aristocrat Group carries on the business of designing, developing, manufacturing, marketing, selling and distributing computerised, video and electronic gaming machines, gaming systems, other devices and/or networks delivering gaming services and associated equipment and services to casinos and other gaming venues throughout the world.

B.
The Aristocrat Group wishes to use the Products of the Supplier in the manufacture of other products by the Aristocrat Group.  In the process of manufacture, the Aristocrat Group requires constant ongoing access to the Supplier’s Products.  In order to provide the Aristocrat Group with that access, the Supplier has agreed to allow the Aristocrat Group to purchase its Products on the terms of this Agreement.  The basis of the supply of Products is on a purchase order basis, pursuant to the terms of the Contract Note.

EXECUTED as an agreement
SIGNED by a duly authorised representative for Aristocrat Technologies Australia Pty Ltd:

/s/ Jack McMahon
______________________________
Signature of authorised officer
Jack McMahon  27/10/10
______________________________
Name of authorised officer

SIGNED by a duly authorised representative for Supplier:

/s/ James F. Brace
______________________________
Signature of authorised officer
James F. Brace, Executive VP/CFO
______________________________
Name of authorised officer

Terms and Conditions

1.	Definitions and interpretation

1.1	Definitions

In this Agreement, unless the context requires otherwise:

Agreement means this agreement and (unless the context requires otherwise) each Contract Note, as may be amended from time to time in writing by the Parties (in the case of this agreement) and the relevant Purchaser and the Supplier (in the case of a Contract Note);

Aristocrat Group means Aristocrat and its Related Bodies Corporate, now and in the future;

Attachment means an attachment to this Agreement;

Best Procurement Practice means the procurement practice of the Supplier which results in the lowest purchase commitments being made by the Supplier in terms of monetary value, at all times during the term of this Agreement, while ensuring that such commitments are consistent with 1) the Supplier fulfilling all of its obligations under the Agreement (including, without limitation, all POs and PPOs) and 2) all End of Life Notices;

BOM means a bill of materials;

CMP means a contract manufactured Product which is identified as a CMP in the Contract Note;

CMP Reporting Requirements means the reporting requirements relating to CMPs notified to the Supplier by the Purchaser from time to time;

Commencement Date means the commencement date of a Contract Note as specified in Item 1

Contract Exchange Rate means the rate set out in Item 4 as varied in accordance with clause 4.4;

Contract Note means a written note, substantially in the form as attached as Attachment A, issued by a Purchaser in respect of the supply of the Products by the Supplier;

Cumulative Lead Time means the total length of time between the issue of a Purchase Order by the Purchaser, and the receipt of the relevant ordered Product by the Purchaser at the Delivery Point on Delivery Date specified in the Contract Note. Cumulative Lead Time consists of Procurement Time, manufacturing time and Delivery Time, as illustrated in the diagram in Item 6. The Cumulative Lead Time for each Product is set out in item 6;

Decision Analysis means the process by which Aristocrat selects a person to be the supplier of product to Aristocrat;

Delivery Date means the date specified in the Purchase Order when the delivery of the relevant Product is required to be made by the Supplier to the Delivery Point;

Delivery Point means the land and property to which the Product is to be delivered by the Supplier and which is specified as the delivery point in the table in item 5, or such other land and property that is agreed to between the relevant Purchaser and Supplier in writing from time to time;

Delivery Time means the transportation time taken by the Supplier to deliver the Products to all designated Delivery Point(s), as illustrated in the diagram in Item 6. The Delivery Time for each Product is set out in Item 6;

DRP means distribution requirements planning, which is a planning tool used by Aristocrat to plan the purchase and shipment of some Products, as specified in Item 5;

End of Life Notices means any notice issued by Aristocrat to the Supplier pursuant to clause 15.2(a);

Equipment means the tools and equipment provided to the Supplier by a member of the Aristocrat Group for the purposes of this Agreement and/or a Contract Note and includes equipment set out in Item 8 of the Note Details;

Gaming Authority has the meaning given to it in clause 22.1;

GST in the case of Australia means A New Tax System (Goods and Services Tax) Act 1999, A New Tax System (Goods and Services Transition) Act 1999, A New Tax System (Pay As You Go) Act 1999 as amended from time to time, and other associated legislation and regulations regarding the application and administration of a goods and services tax within the Commonwealth of Australia, and in the case of other countries means Goods and Services Tax as provided for under the relevant laws of that jurisdiction;

Insolvency Event means in respect of a Party (other than for the purpose of solvent amalgamation or reconstruction):

(a)
a receiver, receiver and manager, liquidator, provisional liquidator, trustee, administrator, controller, inspector appointed under any companies or securities legislation, or another similar official, is appointed in respect of that Party or any of its property, or any security is enforced over any substantial part of its assets;

(b)
the Party ceases to carry on all or substantially all of its business, is unable to pay its debts when due, or is deemed unable to pay its debts under any law, or makes an assignment for the benefit of, or enters into or makes any arrangement or compromise with, that Party’s creditors or threatens to do so, or stops payments to its creditors generally;

(c)	the Party is, becomes, or is deemed to be insolvent or bankrupt;

(d)	a distress, attachment or other execution is levied or enforced upon or commenced against any substantial part of its assets and is not stayed within fourteen (14) days;

(e)	anything having a similar effect to any of the events specified above happens under the law of any applicable jurisdiction; or

(f)	in the event that that Party is an individual, anything having a similar effect to any of the events specified above happens in respect of that individual;

Item means an item in the Note Details;

KPIs means key performance indicators specified by Aristocrat in Schedule 6 of the Contract Note, or as notified by Aristocrat to the Supplier from time to time;

Lead Time means the period of time taken by the Supplier to procure and manufacture (but not deliver) the Product, from the time that a Purchase Order or PPO is issued by the Purchaser in relation to that Product, as illustrated in the diagram in Item 6. Lead Time for each Product is set out in Item 6;

Lot Size Increment means the quantity increments of the Product, which are specified by the Supplier in Item 6, which must be matched by the Purchaser (in any number of multiples) in the quantity specified in a Purchase Order or PPO, if the Purchaser wishes to order a quantity of Product which is greater than the Minimum Order Quantity. Lot Size Increment reflects the Supplier's economic or manufacturing restrains regarding order quantities;

Maximum Liability Percentage means the percentage specified by Aristocrat and set out in Item 5;

Minimum Order Quantity (MOQ) means a quantity of Product specified by the Supplier in Item 5 which represents the minimum quantity of Product that can be ordered by the Purchaser in a single Purchase Order or PPO for that Product;

Note Details means Schedule 1 of the relevant Contract Note;

Party means a party to this Agreement;

Premises means the premises at which the Supplier may use the Equipment in accordance with clause 13, being the premises set out in Item 9, or as otherwise agreed from time to time by the relevant Purchaser and the Supplier in writing;

Procurement Time means the length of time that the Supplier takes to procure all materials specified in a BOM, from the time that the Purchaser issues the Purchase Order or PPO, as illustrated in the diagram in Item 6. Procurement Time for each Product is set out in Item 6;

Product means the product specified in Item 5, including (without limitation) any components of the Product, Specified Component and CMP, and will include (where relevant) any services to be performed by or on behalf of the Supplier in providing that product, or otherwise in relation to the fulfilment of the Supplier’s obligations under this Agreement;

Product Price means the price for the Product specified in Item 5, as varied in accordance with this Agreement;

Provisional Purchase Order (or PPO) means the order issued by the Purchaser which authorises the Supplier to commence procurement of specified stock and materials to the level specified in the PPO, but without authorising any assembly or delivery. PPO will usually be followed by a PO to designate specific delivery and payment requirements;

Purchase Order (or PO) means a purchase order issued by the Purchaser which requests the delivery of certain materials and their quantities to the Delivery Point on Delivery Date, pursuant to the terms of that purchase order;

Purchaser means Aristocrat and/or such other member(s) of the Aristocrat Group as enter into a Contract Note with Supplier;

Quarter means a calendar quarter commencing on the first day of January, April, July and October;

Related Body Corporate has the same meaning appearing in the Corporations Act 2001 (Cth);

Safety Stock means the level of stock specified by Aristocrat and set out in Item 5;

Schedule means a schedule to this Agreement;

Specified Component is a component incorporated into a CMP which must be obtained by the Supplier from a Specified Component Supplier, and is a Specified Component if and only if it is listed as such in BOM for that Product;

Specified Component Supplier (or SCS) means third party vendor specified by Aristocrat in the BOM as the Supplier of the relevant Specified Component;

Specifications mean all the specifications for the Product, as set out in Item 7, including (without limitation) the Testing Requirements;

Stocking Policy means the level of stock specified by Aristocrat in Item 6 which must be maintained by Supplier, in addition to any requirements under any POs, PPOs or Safety Stock, for the duration of this Agreement;

Supplier means party 2 identified as Supplier in the Global Purchase Terms on page 1 of this Agreement, and which (where applicable) may be Specified Component Supplier;

Supply Time means Lead Time, as reduced by the Stocking Policy, as illustrated in the diagram in Item 6. Supply Time for each Product is set out in Item 6;

Term in respect of this Agreement has the meaning given to it in clause 3.1, and in respect of a Contract Note, has the meaning given to it in clause 3.2;

Testing Requirements means the requirements for testing a Product set out in Item 7, or as notified to Supplier by Purchaser from time to time;

Trade Mark means any trade mark whether registered or unregistered, and any word, device, logo, depiction or brand representation used by a member of the Aristocrat Group in relation to any of its products; and

VAT means value added tax levied in accordance with applicable legislation, including (without limitation) the VAT legislation in place in European Union (EU) countries and the subject of EU VAT directives.

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	the singular includes the plural, and the converse also applies;

(b)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(c)	a reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity;

(d)
a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it;

(e)	unless otherwise stated a reference to dollars and $ is to Australian currency;

(f)	mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included;

(g)	a reference to writing includes (without limitation) any electronic means including (without limitation) email; and

(h)	a reference to a clause or section is a reference to a clause or section of this Agreement.

2.	Supply Agreement

2.1	The Parties agree that the terms of this Agreement will apply to purchases of Products by a Purchaser from the Supplier.

3.	Term And Contract Notes

3.1	Term of this Agreement

This Agreement will take effect from the date signed and will continue in full force and effect in respect of all Products supplied by or on behalf of the Supplier to a Purchaser until this Agreement is terminated in accordance with this Agreement.

3.2	Term of each Contract Note

Each Contract Note will take effect from the relevant Commencement Date and will continue for the duration specified in Item 2 or until the Contract Note is otherwise terminated or cancelled in accordance with this Agreement.  At the end of the duration specified in that Item 2, the Contract Note will continue in effect and the relevant Purchaser or the Supplier may terminate the relevant Contract Note by providing three (3) months’ notice in writing to the other.   If no such period is specified in that Item 2 the relevant Purchaser or the Supplier may terminate the relevant Contract Note by providing not less than one (1) month’s notice in writing to the other.

3.3	Contract Notes

A Purchaser and the Supplier may, from time to time, enter into and execute a Contract Note detailing terms and conditions (in addition to those set out in this Agreement) upon which the Purchaser will purchase and the Supplier will supply the Products.

3.4	Conflicts with terms of Contract Notes

To the extent that there is any inconsistency or conflict between the terms and conditions set out in a Contract Note and the terms and conditions set out in this Agreement, the terms and conditions set out in the Agreement will prevail.

3.5	Conflicts with Supplier Documents

Any terms and conditions of the Supplier, including (without limitation) those appearing on invoicing, delivery or other documentation, will be of no force or effect.

4.	Price

4.1	Product Price

The Purchaser will pay the applicable Product Price for each Product supplied pursuant to this Agreement.  The Supplier must not invoice or charge Purchaser any more than the Product Price for the Product (or for any substantially similar product, only if previously approved by Purchaser in writing) except as allowed in clauses 4.2 and 4.3.

4.2	Price and taxes

(a)
The Product Price is inclusive of all extras including freight, cartage, insurance, packaging, use or supply of pallets and containers unless otherwise specified, and includes all fees payable in respect of the Products.

(b)
The parties agree that, subject to the exception in respect of VAT and GST in clause 4.2 below, all prices under this Agreement are inclusive of all taxes, levies, dues, costs of exports and other charges that may be levied in connection with the supply by the Supplier.

(c)
As an exception to the above, where the Supplier is located in and makes the supply from the same country as relevant Purchaser, and VAT or GST is required under the law of that country to be charged by the Supplier to Purchaser on the supply, the Supplier may charge such VAT or GST in addition to the price charged for the relevant supply under this Agreement, and in accordance with applicable laws and EU directives, including as applies to the issuing of valid tax invoices.  The parties will supply to each other appropriate information and documentation, including VAT and GST registration details, in order for the VAT and GST to be charged, credited or refunded in accordance with applicable laws.  Unless otherwise agreed, all invoices will be issued by Supplier to Purchaser and Purchaser will not issue the invoices (sometimes referred to as ‘recipient created tax invoices’) on behalf of the Supplier. In the case of supplies to Purchaser based in Australia, Purchaser will not assume the obligation on behalf of the Supplier to collect or remit the Supplier’s GST liability to the authorities. For the sake of clarity, Aristocrat or Purchaser shall be responsible for payments of all VAT, GST and import duties imposed on supplies made to Aristocrat or Purchaser receiving the supplies.

(d)
In connection with VAT or GST charged above, if either party is entitled to be reimbursed or indemnified by the other party for a cost or expense incurred in connection with this Agreement, the reimbursement or indemnity payment must not include any VAT or GST component of the cost or expense for which an input tax credit may be claimed by the party being reimbursed or indemnified, or by the representative member of its VAT or GST group.

(e)
The parties agree that Aristocrat and Purchaser will be entitled to deduct from payments to Supplier any amounts required by applicable laws and regulations, or by tax or other regulatory authorities, to be deducted from the payments or otherwise to be paid to the authorities in respect of the supplies made by the Supplier under this Agreement.

(f)
Supplier will provide to Purchaser complete and timely documentation that may be required by the relevant authorities in respect of the Supplier or its supply under this Agreement, including documentation entitling the Supplier to the benefits of applicable tax treaties.

(g)	Purchaser will provide Supplier with appropriate evidence of the remittance of the amounts withheld or paid to the authorities.

(h)	The following will also apply in respect of supplies made to Aristocrat Technologies, Inc (ATI) in the United States of America under this Agreement:

(i)
Pursuant to the terms of this Agreement, ATI will issue POs to the Supplier for supplies to ATI.  The Supplier shall issue invoices to ATI that will not include “Sales Tax or Vendor’s Use Tax.”  All supplies to ATI shall be on a “Sale for Resale” basis and shall be exempt from such tax.  ATI shall provide to the Supplier, at the Supplier’s request, a “Sale for Resale Certificate”.  Pursuant to California law, the “Sale for Resale Certificate” may be in any form, such as a note, letter, or memorandum and will indicate that ATI is purchasing from the Supplier for resale.

(ii)	ATI will not be responsible for any federal, state, or local taxes based on income resulting from any transactions with the Supplier under this Agreement.

4.3	Adjustment for variation in Government Duties

Where the Supplier can reasonably satisfy the Purchaser that the Supplier’s cost of supplying the Product has increased by reason of an increase in a Government tax, fee or other duty imposed on a Product, or the imposition of a new Government tax, fee or other duty on a Product, the Supplier may increase the Product Price by written notice to the Purchaser to reflect the increased cost of supplying the Product.

4.4	Contract Exchange Rate

(a)
The Purchaser will pay the Product Price (increased by any amounts payable by virtue of clause 4.3) to the Supplier in the currency specified Item 5, applying the relevant Contract Exchange Rate as varied in accordance with clause 4.5 to the components of the Product Price agreed between the Purchaser and the Supplier in writing as being subject to exchange rate variation.

(b)
Where multiple Contract Exchange Rates are agreed, the relevant rate is determined by reference to the nominated currency of the Product in question or the relative proportions of the Product if there are multiple rates applicable to a single Product.

4.5	Review of Contract Exchange Rate and Product Price

REDACTED

4.6	Other Currency Adjustments

Notwithstanding clause 4.5, the relevant Purchaser and the Supplier agree that on the written request of the other, they will negotiate in good faith an appropriate adjustment to the Contract Exchange Rate in the event of a major movement in the currency and exchange rate during the term of this Agreement.

4.7	Reduction of Product Price

(a)
Subject to clause (b), the Supplier must undertake continual manufacturing, technical development and product redesign that may yield price reduction in the Products.  At least 50% of the savings achieved as a result of such developments must be promptly passed to the relevant Purchaser by the Supplier.

(b)
Clause (a) does not apply to any Specified Components. For the avoidance of doubt, the Supplier is not required to do any act specified in clause (a) for the purpose of yielding a price reduction is relation to any Specified Components.

(c)
Where the Supplier’s costs to develop any Product are changed by virtue of the imposition or removal of any tax, including (without limitation) wholesale sales tax and goods and services taxes, that change must be promptly passed on to the relevant Purchaser by the Supplier.  Supplier must not charge the relevant Purchaser any additional amount under this clause (c) until, and only to the extent, the Supplier actually incurs additional costs covered by this clause (c).

4.8	Audit for Price Reductions

(a)
The Supplier must permit the relevant Purchaser or its authorised representatives, from time to time (but not more often than twice every twelve (12) months), to conduct an audit of the Supplier’s operations to ensure that all reasonable price reductions have been passed on to the relevant Purchaser pursuant to clause 4.7 or that the Supplier’s manufacturing and supply processes and systems are in accordance with the standards specified in this Agreement, or both.  The relevant Purchaser will not, in carrying out such an audit, cause any unreasonable disruption to the operations of the Supplier and will keep any information which may be disclosed to the relevant Purchaser confidential.

(b)	Where any such audit reveals that a price reduction has not been passed on to the relevant Purchaser pursuant to clause 4.7, the Supplier must:

(i)
within seven (7) days of notice by the relevant Purchaser, pay to the relevant Purchaser the value of the price reduction which was not passed on, back-dated to the time that reduction should have been passed on to the relevant Purchaser; and

(ii)	reimburse the relevant Purchaser for any costs incurred by or on behalf of the relevant Purchaser in carrying out the audit.

5.	Purchases, Payments & Invoices

5.1	Purchase of Products

(a)
No Purchaser is obliged to purchase Products from the Supplier, except to the extent that that Purchaser has provided the Supplier with written PO properly executed by an authorised representative of the Purchaser.

(b)
Purchaser may issue a written PO or PPO under this Agreement from time to time. Supplier must comply with all directions set out in a PO and PPO, including (without limitation) directions as to the manner of carriage or specifying a carrier which may be included in a PO.

(c)
To the extent that there is any inconsistency or conflict between the terms and conditions set out in a PO or PPO and the terms and conditions set out in this Agreement, the following documents will take priority in the following order:

(i)	terms and conditions of this Agreement;

(ii)	terms and conditions of any Contract Note;

(iii)	terms and conditions of any PO; and

(iv)	terms and conditions of any PPO.

(d)
If a Purchaser places a PO, Supplier is bound to deliver the Products set out in the order in accordance with this Agreement. If a Purchaser places a PPO, the Supplier is bound to commence procurement of stock and materials to the level specified in the PPO, without making any assembly or delivery until the Purchaser places a corresponding Purchase Order, or as otherwise permitted under clause 15.

(e)	REDACTED

5.2	Invoicing

(a)	The obligations of the parties in connection with invoicing and accounting for any local taxes in the nature of VAT or GST are set out in clause 4.2.

(b)	The relevant Purchaser is not required to pay any invoice to the extent to which it:

(i)	is materially incorrect;

(ii)	is issued in breach of this Agreement; or

(iii)	does not relate to products delivered pursuant to a properly authorised order placed in writing by the Purchaser.

5.3	Payments and Instalments

(a)
Supplier may invoice Purchaser for the Products after delivery by Supplier of such Products at the Delivery Point on Delivery Date in accordance with this Agreement, and not before such time. The Purchaser must pay any such invoice within the time period specified in the Contract Note, subject to Purchaser’s other rights in relation to payment under this Agreement.

(b)	If the Purchaser and the Supplier agree in writing that the delivery of the Products will be made by instalments, the Supplier must invoice each instalment separately.

(c)
Unless the Purchaser and the Supplier agree in writing to the contrary, the Products may not be delivered by instalments after the Delivery Date. Further, Supplier will not be entitled to any payment until delivery in full of the Products, pursuant to the terms of this Agreement.

(d)
The Supplier must ensure that all invoices, packing slips, delivery dockets and correspondence show the relevant Purchase Order number, part number and description shown on the Purchase Order.  Where those details are not shown, Purchaser’s obligations to pay for the relevant Products is extended by the time it takes for Purchaser to determine the Purchase Order under which the Products were purchased, and to verify that the delivery was in accordance with that Purchase Order.

(e)
Purchaser has the right at any time to make changes in quantities ordered, or in Specifications (pursuant to clause 9.2) or drawings for the Products.  If such changes cause an increase or decrease in the price, or in the time required for performance, an equitable adjustment will be made in the reasonable opinion of Purchaser.  The Supplier may not make any claim for adjustment under this clause (e) unless agreed by Purchaser.

6.	Delivery and Packaging

6.1	Delivery

(a)
The Supplier must deliver each Product under this Agreement to the relevant Delivery Point, pursuant to the terms of the Purchase Order.  Unless otherwise agreed, the terms of delivery are Delivery Duty Unpaid.

(b)	The Products must be delivered in the quantities specified in the Purchase Order and on the Delivery Date. In this respect, time is of the essence.

(c)
Purchaser can refuse to accept liability for any Products delivered in excess of the quantity ordered or otherwise not in accordance with the Purchase Order.  The Supplier must, on request from Purchaser, promptly remove (at Supplier’s cost) any such excess Products which have been delivered to Purchaser.

(d)
The Supplier must ensure that each delivery is accompanied by a delivery docket and that receipt of the delivery is acknowledged in writing by an authorised representative of Purchaser.  Such an acknowledgment does not mean that Purchaser accepts the quantity, quality or merchantability of the Products, or the compliance of the Products with the terms of this Agreement.

6.2	Packaging

The Supplier must ensure that all Products are packed and otherwise prepared for transportation in such a way as to avoid damage of any description, to comply with carrier’s requirements and to secure minimum transportation costs and insurance rates while ensuring sufficient and adequate transport and insurance pursuant to the terms of this Agreement.

7. CMP

7.1	Testing and Reporting

(a)
Supplier must comply with the instructions of any Specified Component Supplier which are notified to the Supplier in relation to any Specified Components, including (without limitation) any installation or fitment instructions.

(b)
Purchaser may inspect and test a CMP in accordance with clause 11. Where a fault arises subsequent to the deployment, sale or lease of the CMP (or any article incorporating the CMP) to any third party by a Purchaser, the Purchaser may conduct fault diagnosis and identification of the fault. Where the fault is identified by the Purchaser to be with a Specified Component, the Supplier acknowledges and agrees that Purchaser may liaise directly with the Specified Component Supplier to resolve the issue and any fault with that Specified Component.

(c)	Supplier must comply with CMP Reporting Requirements.

7.2	Specified Component Agreements

(a)
If the Supplier enters into an agreement with a SCS for the acquisition by the Supplier from the SCS of a Specified Component (in each case whether that occurs directly or indirectly, or by way of a Related Body Corporate or either or both of them) that agreement is a "Specified Component Agreement".

(b)	Purchaser or Aristocrat may terminate this Agreement by notice in writing to Supplier if:
(i)
a party to a Specified Component Agreement other than the Supplier (or its Related Body Corporate if applicable) is entitled to terminate the Specified Component Agreement as a result of Supplier's breach (or the breach of a Related Body Corporate) of the Specified Component Agreement; or

(ii)	a Specified Component Agreement is terminated for any reason.

(c)
Supplier permits Purchaser to seek information from any party to a Specified Component Agreement on any aspect of the conduct of Supplier under that agreement and, to the extent that Supplier would otherwise be able to restrict such disclosure, Supplier hereby permits and authorises such a disclosure to Purchaser and Aristocrat. Supplier will make its best endeavours, and will do anything necessary to procure that such a party to the Specified Component Agreement provides any information requested by Purchaser or Aristocrat under this clause.

8.	Passing of Title And Risk, Returns, Insurance

8.1	Title and Risk

Risk and title in a Product passes to Aristocrat upon delivery by Supplier of the Product on Delivery Date to the Delivery Point.

8.2	Return of Products

Where Products are returned by a Purchaser pursuant to this Agreement:

(a)	risk in those Products passes to the Supplier upon Supplier receiving notification of rejection under clause 11.2; and

(b)	title in those Products passes to the Supplier upon the last to occur of the relevant Purchaser being reimbursed in full for all amounts paid:

(i)	by the relevant Purchaser to the Supplier in respect of those Products; and

(ii)	by the relevant Purchaser in order to return, or arrange the return, of those Products to the Supplier.

8.3	Aristocrat Retains Title

Subject to clause 13, anything furnished to the Supplier by a Purchaser pursuant to this Agreement including, without limitation, samples, drawings, patterns, tooling, equipment, work in progress and materials, remains the property of that Purchaser, and is held by the Supplier at the Supplier’s risk.  The Supplier is a bailee of all such items, is the insurer of them and must return them to the relevant Purchaser promptly once no longer required, or upon demand by the relevant Purchaser, or upon expiry or termination of this Agreement.

8.4	Insurance

The Supplier will indemnify each Purchaser pursuant to the terms of this Agreement and will obtain and maintain at the Supplier’s expense a product liability insurance policy in relation to the supply of Products to a Purchaser for an amount not less than AUS$10,000,000 in relation to each claim.  The Supplier shall provide each Purchaser with evidence of such insurance promptly upon request.

9.	Product Quality

9.1	Quality

In the absence of agreement in writing to the contrary, all Products must comply and conform in all respects with:

(a)	all relevant Purchaser's requirements set out in the Contract Note;

(b)	all certification requirements relating to the Product under Australian or international law (and including, without limitation, UL certification) identified in the relevant Contract Note;

(c)	all Australian Standards which are identified in the relevant Contract Note;

(d)	all EU Directives identified in the relevant Contract Note and in this Agreement;

(e)	samples submitted by the Supplier and approved by the relevant Purchaser;

(f)	all standards set out under clause 1 of Schedule 4 of the relevant Contract Note; and

(g)	the Specifications.

Further, the Supplier agrees to comply with the Testing Requirements, and the quality processes set out under section 2 of Schedule 4 of the relevant Contract Note.

9.2	Specifications

(a)
The Supplier must not vary the Specifications for any Product without the relevant Purchaser’s prior written consent.  The Supplier acknowledges that all changes in Specifications for the Products may have to be submitted to and approved by a government or regulatory agency.  The Supplier must notify the relevant Purchaser of any proposed changes to the Specifications for any Products the subject of this Agreement in writing at least three (3) months prior to the proposed change.

(b)	REDACTED

9.3	Quality Control Procedures

The Supplier must maintain effective quality control procedures to ensure early warning, corrective action, notification and follow up, including if necessary obtaining relevant material from alternative sources.

9.4	Non-complying Products

In the event any Product does not meet the requirements set out in clause 9.1:

(a)	the relevant Purchaser may, at its option:

(i)
reject that Product in accordance with clause 11.2 and at the Supplier’s cost, require the Supplier to collect that Product from the Delivery Point, or some other location notified by the relevant Purchaser to the Supplier, and the Supplier must collect that Product within seven (7) days of a request by the relevant Purchaser; or

(ii)	if urgently required by the Purchaser, the Products will be reworked by the Purchaser at the Purchaser’s discretion and at the Supplier’s cost;

(b)
the Supplier must promptly, upon demand by the relevant Purchaser, reimburse the relevant Purchaser for any amount paid by the relevant Purchaser and for the costs and expenses incurred in arranging the return of the Products, and the relevant Purchaser may sell part or all of any such Products to finance the return of any such Products;

(c)
the Supplier must indemnify the relevant Purchaser against any cost, loss or damage suffered as a result of the non-compliance of that Product, including without limitation damages for loss of business and the cost of procuring replacement Products from a third party which comply with the requirements set out in clause 9.1;

(d)
the Supplier must bear all costs involved in, or arising, in relation to modifying and reworking the Product to comply with the requirements set out in clause 9.1 and all costs arising in replacing or modifying non-compliant stock of the Product; and

(e)	any rejected Product marked or identified by a Trade Mark will not be sold or otherwise disposed by the Supplier while so marked or identified.

10.	Modifications to Products

Subject to clause 9.2(a), where a Product is updated, modified or produced in a new version during the term of the relevant Contract Note, the Supplier must provide Aristocrat with all information and documentation (unless Aristocrat informs the Supplier in writing that such information and documentation is not required), including technical data, concepts, drawings, photographs, specifications, standards, manuals, designs, reports, formulae, software, databases and software documentation relating to the Product, necessary or desirable for the purpose of manufacturing, supporting and maintaining or instructing others to manufacture, support and maintain the Products without any need for ongoing support, assistance or advice from the Supplier.

11.	Inspection

11.1	Product Inspection

Notwithstanding acceptance of delivery or payment by the relevant Purchaser of the whole or any part of the Product Price, Products may be subject to inspection and testing by the relevant Purchaser at any time, including (without limitation) after deployment, sale or lease of the Product (or any article incorporating the Product) to any third party by the relevant Purchaser.  No such inspection or payment will constitute an acceptance or approval of the Product or their compliance with the terms of this Agreement, or affect Aristocrat’s rights to reject any Product at any time thereafter for any failure to comply with the requirements set out in clause 9.1.

11.2	Rejection of Defective Products

(a)
Without prejudice to any other right or remedy it may have, whether under this Agreement, under statute or otherwise, where the relevant Purchaser, in its absolute discretion, considers that any Product is unsatisfactory, defective, of inferior quality or workmanship or does not comply with clause 9.1 (including, without limitation, the Specifications), the relevant Purchaser may, without prejudice to any other right or remedy available to the relevant Purchaser, reject those Products by notice in writing to the Supplier. The Purchaser will provide written reasons in support of such rejection, if requested by Supplier.

(b)
The relevant Purchaser may at its discretion perform inspections following the sampling plan detailed in clause 3 of Schedule 4 of the relevant Contract Note.  This plan has been derived from Australian Standard AS1199 and the batch size is normal inspection level II, double sampling plan for normal inspection at 0.4% Acceptance Quality Level (AQL).  The plan will be used in a practical manner.  Any batch failing this inspection will be quarantined, and dealt with in accordance with clause 9.4.

11.3	Inspection of Manufacturing Facilities

The relevant Purchaser may inspect, and where practicable test, the Products in the course of their production or installation and may for this purpose enter upon the premises of the Supplier from time to time.  The Supplier cannot revoke the relevant Purchaser’s rights of entry under this clause during the term of this Agreement.  Any such inspection does not relieve the Supplier of any of its obligations under this Agreement.  Purchaser must provide reasonable notice in writing to Supplier of any inspection under this Agreement, and must comply with Supplier’s reasonable security requirements while on the Supplier’s premises.  Each party must bear its own costs associated with such an inspection.  Purchaser must not cause unreasonable disruption in the course of carrying out such an inspection.

12.	Supplier’s Obligations

12.1	Training

The Supplier must provide training and support (including on site support) to the relevant Purchaser at the times, to the service levels and on the terms and conditions set out in Schedule 4 of the relevant Contract Note. The Supplier must also provide staff to be trained by Aristocrat in DRP elements, as required by Aristocrat, as shown in Schedule 3 of the Contract Note. Supplier must ensure that any further training of Supplier’s new or remaining staff (as necessary in order to comply with Supplier’s obligations under this Agreement) is provided by Supplier’s already trained staff under this clause 12.1, and at the Supplier’s cost.

12.2	Incidental Services

If services are to be performed by or on behalf of the Supplier in connection with the supply of the Product under this Agreement, the Supplier will, and will ensure that its employees, agents and sub-contractors (if any), perform such services in a professional, proper and workmanlike manner, and exercise that degree of care, skill, diligence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances.  The Supplier will ensure that its employees, agents and sub-contractors (if any) are appropriately skilled and qualified for the performance of the relevant services and hold any relevant certifications required in respect of the performance of such services.

12.3	Compliance

(a)
The Supplier agrees that it will comply with all laws, rules, regulations and expressed public policies of each jurisdiction in which it conducts its business.  The Supplier further agrees that it will not take any action in connection with its obligations under this Agreement that would be illegal under or in violation of those applicable laws, rules, regulations and public policies and agrees to indemnify and hold each member of the Aristocrat Group harmless from all liabilities as may be suffered by a member of the Aristocrat Group as a consequence of the Supplier’s failure to comply with this clause 12.3.

(b)
In the performance of this Agreement, the Supplier must strictly comply with both the letter and the spirit of all applicable laws, ordinances, orders, rules and regulations, whether international, national, state or local, and upon request by a Purchaser, the Supplier must promptly furnish that Purchaser with such evidence of compliance as the Purchaser may require.

(c)
The Supplier represents that neither this Agreement, the relationship created by it, nor the performance of it is contrary to the laws, rules, regulations or public policy of those jurisdictions in which it conducts its business.

12.4	Compliance with Supplier Performance Management Process

Supplier must comply with the supplier performance management process as set out in Schedule 6 of the relevant Contract Note. Additional Supplier performance measures may be created from time to time by Aristocrat from the DRP system for the DRP managed materials, and communicated to all Suppliers of DRP managed materials. Supplier must comply with any such additional Supplier performance measures communicated by Aristocrat to the Supplier from time to time under this clause.

12.5	Stocking Policy Obligations

(a)
The Supplier must maintain a level of long lead time stock pursuant to the Stocking Policy. This stock quantity must not be varied without the prior written consent of Aristocrat, and must be used by the Supplier to reduce the Product Lead Time to the Supply Time specified in this Agreement.

(b)	For the avoidance of doubt, clause 15 applies to any discontinuation of a Product under a Stocking Policy.

(c)	The Supplier must, at each review under clause 14, provide Aristocrat with a report on stock being held by the Supplier pursuant to the Stocking Policy.

12.6	Safety Stock

(a)
The Supplier must hold Safety Stock at its premises for the duration of the Agreement, as varied by Aristocrat in writing from time to time, including (without limitation) following any review process under this Agreement or following the issue of any End of Life Notice.

(b)	For the avoidance of doubt, clause 15 applies to any discontinuation of a Product under a Safety Stock requirement under this Agreement.

(c)
Safety Stock must be held and retained by the Supplier under this Agreement in addition to any other obligations of the Supplier under this Agreement (including, without limitation, any PO, PPO or Stocking Policy obligation of the Supplier). The Safety Stock is intended to cover any unexpected stock demand of Purchaser.

13.	Equipment

13.1	Loan of Equipment

The relevant Purchaser agrees to loan the Equipment to the Supplier for the sole and limited purpose of assisting the Supplier to supply the relevant Products.

13.2	Delivery

The Supplier will be responsible for the importation, delivery, installation, return and all ancillary costs incurred in relation to the use and loan of the Equipment.

13.3	Responsibility for Equipment

From the time of delivery of the Equipment, the Supplier will be responsible for and must ensure that the Equipment is kept in a secure and protected area.  The Supplier must take out and maintain an insurance policy that will cover the replacement value of the Equipment from the time of delivery of the Equipment to the Supplier, to the time it is returned to the relevant Purchaser.  The Supplier must provide the relevant Purchaser with a copy of this insurance policy promptly on request.  The Supplier must ensure that the Equipment is properly maintained in good condition at all times.  All consumables used in the operation of the Equipment are to be provided by the Supplier at the Supplier’s expense.  General wear and tear of the Equipment is at the Purchaser’s expense.

13.4	Title in the Equipment

(a)
At all times title to all property in the Equipment remains with the relevant Purchaser and the Equipment must be clearly labelled by the Supplier “Property of [insert name of the relevant Purchaser]”.

(b)
The Supplier must not at any time do or cause to be done any act or thing impairing or tending to impair any right, title or interest of the relevant Purchaser to any of the Equipment including any intellectual property rights in the Equipment, and including without limitation:

(i)
the alteration, amendment, removal or other modification of or to any notice of copyright or other proprietary notice incorporated in or fixed to any part of the Equipment or documentation associated with the Equipment; or

(ii)	mortgaging, time-sharing, renting, leasing or otherwise encumbering, disclosing or attempting to transfer any of the Equipment, including any intellectual property rights in the Equipment.

13.5	Return of Equipment

The Supplier must immediately return and deliver up the Equipment to the relevant Purchaser in the same good condition as when the Equipment was originally delivered to the Supplier, upon the delivery of a written demand by the relevant Purchaser to the Supplier, or upon expiry or termination of this Agreement.  The Supplier must, if required by the relevant Purchaser, clean the Equipment to the relevant Purchaser's satisfaction prior to the Supplier returning the Equipment.  Where Purchaser and Supplier have agreed that the Supplier’s performance of an obligation under the relevant Contract Note is dependent on the Purchaser’s provision of part of the Equipment to Supplier, then that obligation is suspended upon the return, pursuant to this clause 13.5, of that part of the Equipment until a replacement is provided.

13.6	Indemnity from the Supplier, Review of Equipment

The Supplier indemnifies and must keep each member of the Aristocrat Group indemnified against all loss or damages suffered by any member of the Aristocrat Group arising out of the storage, use, operation or possession of any Equipment provided under this Agreement.  The Supplier must review all Equipment on receipt to ensure that the Equipment is fit for its intended purpose.  Supplier must notify Purchaser in writing of all Equipment which is not fit for its intended purpose within fourteen (14) days of receiving that Equipment.  Where the Supplier provides such a notice the parties must meet to resolve the issue.

13.7	Repossession

The relevant Purchaser may repossess any Equipment if the Supplier breaches any of the terms of this Agreement.  The Supplier must ensure that the relevant Purchaser and the relevant Purchaser's authorised representatives are permitted to enter any location in which the Equipment is, or is presumed to be, stored in order to repossess the Equipment.

13.8	No Liability

Subject to any warranties or conditions imposed by law that cannot be excluded, restricted or modified, the relevant Purchaser and each member of the Aristocrat Group has no liability for loss or damage which arises directly or indirectly as a result of the loan of the Equipment to the Supplier under this Agreement, whether in contract, tort or negligence or otherwise and whether that damage is direct, indirect, consequential or otherwise.  The Supplier bears all risk of any such loss or damage.  Where Aristocrat has such liability which cannot be excluded then, to the extent permitted by law, that liability is limited to the resupply or cost of resupply of the Equipment.

13.9	Loss and Destruction

In the event of loss, destruction or damage to the Equipment, the Supplier must promptly on demand by the relevant Purchaser, and without prejudice to any other right or remedy of that Purchaser, either repair or pay for the cost incurred by the relevant Purchaser in replacing or repairing the Equipment.

14.	Review Procedures and Improvement Program

14.1	Regular Reviews

Each Purchaser and the Supplier will attend regular formal reviews.  The agenda will include (without limitation) a review of:

(a)	performance in last period, including comparing actual stock levels versus expected;

(b)	any pending supply problems and corrective actions;

(c)	forecasts and business outlook for coming periods;

(d)	stock levels, Stocking Policy, Safety Stock, Cumulative Lead Times, Delivery Times, Lead Times, Procurement Times, and Supply Times;

(e)	phase in and phase out intentions, End of Life Notices and any discontinuances under clause 15, and any other end of life matters under clause 17.1;

(f)	storage conditions;

(g)	the full package multiples;

(h)	discrete demand intentions;

(i)	Supplier’s compliance with clause 22;

(j)	quality standards and control procedures, and Supplier’s compliance with Specifications and quality standards and control procedures;

(k)	product cost projections for next twelve (12) months and cost down achievements secured to date (including engineering initiatives);

(l)	any change in control or ownership of Supplier;

(m)	Supplier’s compliance with the Best Procurement Practice;

(n)	the planning process and day to day relationship between the Supplier, Purchaser and Aristocrat’s representatives and personnel (as applicable);

(o)	minuted Contract Note variations; and

(p)	KPIs, and Supplier’s compliance with KPIs.

14.2	Frequency of Reviews

The frequency of the meetings will be once per quarter from signing this Agreement and may, at each relevant Purchaser’s discretion, reduce to once per six (6) months.

15.	Discontinuance

15.1	Cancellation of Contract Note, PO or PPO and Discontinuance of Products generally

(a)
In addition to the termination rights under clause 16  below, Aristocrat may cancel any Contract Note, PO or PPO made under this Agreement between it and the Supplier at any time by discontinuing all Products under that Contract Note, PO or PPO respectively in accordance with this clause 15. On and from the effective date of any such cancellation, the Supplier must stop work pursuant to the Contract Note, PO or PPO (as applicable), except as otherwise directed by Aristocrat in writing.

(b)
Further, Aristocrat may discontinue any Product under a Contract Note, PO, PPO, Stocking Policy or Safety Stock made under this Agreement between it and the Supplier at any time by discontinuing that Product in accordance with this clause 15.  In this event, the Contract Note, PO, PPO, Stocking Policy or Safety Stock (as applicable) will continue for all other Products under that Contract Note, PO, PPO, Stocking Policy or Safety Stock respectively, which are not discontinued.

15.2	Process for Discontinuing Products

(a)	Where Aristocrat wishes to discontinue its use of any Product pursuant to clause 15.1, Aristocrat will use its reasonable endeavours to give to the Supplier the greater of:

(i)	twelve (12) weeks; and

(ii)	the Lead Time required to manufacture the relevant Product,

unless a different period is specified by Aristocrat in writing, written notice of discontinuation to allow stocks to be run down by the Supplier.  Where Aristocrat discontinues use of any Product by issuing a notice under this clause (a), the Supplier will make its best efforts to immediately redirect and cancel supply, and to otherwise mitigate any loss the Supplier, Aristocrat and Purchaser may suffer as a result of such discontinuance.

(b)
If Aristocrat fails to issue a PO in relation to a Product, which is the subject of a PPO which has previously been issued by the Purchaser, at least thirteen (13) weeks after the due date specified in that PPO for that Product, the Supplier:

(i)	may issue a notice of intent to Aristocrat to supply the Product the subject of that PPO by giving Aristocrat written notice at any time following such thirteen (13) week period; and

(ii)
unless Aristocrat issues a PO in relation to that Product within two (2) weeks of receiving the notice in clause (i), must make its best efforts to immediately redirect and cancel supply, and to otherwise mitigate any loss the Supplier, Aristocrat and Purchaser may suffer as a result of the discontinuance of that Product, during a period of fourteen (14) weeks following the issue of notice in clause (i).

(c)
Where the Supplier is able to prove to Aristocrat’s reasonable satisfaction that, at the expiration of the notice period under clauses (a), or the expiration of the fourteen (14) week period under clause (b)(ii), as applicable:

(i)	the Supplier has quantities of the discontinued Product in various phases of manufacture;

(ii)	the Supplier is not reasonably able to apply those quantities against orders from its other customers; and

(iii)
the Supplier had complied with Best Procurement Practice in relation to that Product, including that the amounts acquired and the Cumulative Lead Times in which they were acquired were reasonable and prudent, then the Supplier may request Aristocrat to purchase those quantities:

(iv)	at the Product Price specified in the PO, in the event that discontinuance is under a PO or Stocking Policy; or

(v)
at the value of the Product specified in the PPO, multiplied by the Maximum Liability Percentage for this Product, in the event that the discontinuation is under a PPO or a Safety Stock requirement under this Agreement.

Where the Supplier makes such a request and the criteria listed in (i)-(iii) above have been satisfied to Aristocrat’s reasonable satisfaction, the Supplier must, at Aristocrat’s option, either:

(vi)
deliver the Products in their current state of manufacture, and Aristocrat must pay the Supplier its costs to date in relation to their manufacture, capped at the applicable prices in clauses (iv) or (v) above (as applicable); or

(vii)
complete the manufacture of those Products and deliver them to Aristocrat in a finished state and Aristocrat must pay the Supplier for the Product at the applicable price specified in clauses (iv) or (v) above (as applicable).

(d)	Upon such delivery to Aristocrat, property, and risk of loss and damage, to those Products will pass to Aristocrat.

(e)
This clause 15.2 sets out the sole and exclusive remedies available to the Supplier, and the maximum liability of Aristocrat or any Purchaser, in the event of the cancellation of a Contract Note, PO or PPO or discontinuance of any Product by a Purchaser, as set out in clauses 15.1 or 15.2.

15.3	Indent Parts Agreement

(a)
Where, solely for the purposes of complying with obligations under this Agreement, the Supplier enters into an arms length agreement with a third party for the purchase of parts which are not used by the Supplier in the manufacture of products for any of Supplier’s other customers (“Indent Parts Agreement”, which for the avoidance of doubt may include (without limitations) Specified Component Agreements), the Supplier must use its best efforts to include a provision in that agreement to the effect that the Supplier may terminate that agreement, and cancel all undelivered orders, at any time without cause and at no cost on no more than seven (7) days’ notice.

(b)
Where the Supplier has entered into an Indent Parts Agreement in relation to a Product discontinued by the relevant Purchaser, the Supplier must use its best efforts to immediately cancel any outstanding orders under that agreement.

15.4	No Liability

Except as provided in this clause 15, The Supplier is not entitled to any prospective profits or any damages caused by any discontinuance of a Product or cancellation of a Contract Note, PO or PPO by a Purchaser under this clause 15.

16.	Termination

16.1	Termination of this Agreement

(a)	Without prejudice to any other right or remedy it may have, whether under this Agreement, under statute or otherwise, Aristocrat may terminate this Agreement by written notice to the Supplier if:

(i)
the Supplier breaches any material obligation under this Agreement and/or any Contract Note and the Supplier fails to remedy the breach to Aristocrat’s satisfaction within thirty (30) days after notice in writing has been given to the Supplier requiring such breach to be remedied; or

(ii)	an Insolvency Event occurs in respect of the Supplier; or

(iii)	all Contract Notes with the Supplier under this Agreement have terminated, expired or been cancelled pursuant to this Agreement.

(b)
Termination of this Agreement under this clause 16.1, clause 22.4 or 23.3 will automatically terminate every Contract Note in existence at the time of termination, unless otherwise specified by Aristocrat in the relevant notice.

16.2	Termination of a Contract Note

Without prejudice to any other right or remedy it may have, whether under this Agreement, under statute or otherwise (including, without limitation, the right to cancel a Contract Note under clause 15), a Purchaser may terminate a Contract Note between it and the Supplier by written notice to the Supplier if:

(a)	the Supplier breaches any material obligation under this Agreement and/or any Contract Note and:

(i)
the breach is capable of being remedied and the Supplier fails to remedy the breach to the relevant Purchaser’s satisfaction within thirty (30) days after notice in writing has been given to the Supplier requiring such breach to be remedied; or

(ii)	the breach is not capable of being remedied; or

(b)	an Insolvency Event occurs in respect of the Supplier.

The Supplier may terminate a Contract Note by written notice to the relevant Purchaser if an Insolvency Event occurs in respect of that Purchaser.

16.3	No Liability

REDACTED

16.4	Survival

Termination of this Agreement or any Contract Note will not affect any provisions of this Agreement or Contract Note which are intended to continue after termination, and will also be without prejudice to any claim by either party against the other party arising out of any breach or non-performance by that party of any obligations assumed or imposed on that party under this Agreement at any time prior to termination.

17.	Continuity of Supply

17.1	End of Life / Discontinuation notified by third party

If the Supplier becomes aware that any component of the Product that it supplies to the Purchaser or Aristocrat under this Agreement, where such component is supplied to the Supplier by a third party, will be coming to an end of life or will be discontinued by the third party, Supplier must promptly, and no later than 7 days after becoming aware of that situation, inform Aristocrat in writing. Supplier must not otherwise discontinue any component of the Product that it supplies under this Agreement directly to Aristocrat or Purchaser, without the prior written consent of Aristocrat.

17.2	Continuity of Supply

Supplier must maintain supply of each Product for the Term of the relevant Contract Note under which that Product is supplied, as specified in the Contract Note.  In the event that the Term of a Contract Note expires and the parties have been negotiating in good faith to renew the Contract Note, then the current terms and conditions will continue to apply during the negotiating period, until any new Contract Note is executed by the parties.  After the expiry of the Term of a Contract Note, either party may terminate the Contract Note by providing three (3) months’ notice in writing to the other party, and upon the expiry of the notice that Contract Note will end but without prejudice to any breach prior to the date of expiry.  Where a Purchaser gives a notice terminating a Contract Note under this clause 17.2 it takes effect as a cancellation of that Contract Note and all Products under it under clause 15.1 and the Parties must comply with clause 15.2.

17.3	Appointment of Escrow Agent

(a)	Where any items are listed in Item 10(“Escrow Items”) the Supplier must, within twenty eight (28) days of the relevant Commencement Date, either:

(i)
enter into an escrow agreement with a reputable escrow agent nominated by the relevant Purchaser pursuant to the terms of this Agreement, on that escrow agent’s standard terms, or such other terms agreed between the relevant Purchaser and the Supplier in writing; or

(ii)	lodge the Escrow Items with Aristocrat pursuant to the terms of this Agreement.

(b)
If Supplier enters into an agreement with an escrow agent pursuant to clause (a)(i), that agreement must allow the escrow agent to release to the relevant Purchaser an Escrow Item pursuant to clause 17.6 on:

(i)	Termination of this Agreement by Aristocrat pursuant to clauses 16.1a(i) or 16.2(a);

(ii)	the occurrence of an Insolvency Event in respect of the Supplier; or

(iii)	REDACTED

and must otherwise provide for Escrow Items to be returned to Supplier at the expiration of the Term or any period by which the Term is extended pursuant to clause 17.1.

(c)
If Supplier opts to lodge the Escrow Items with Aristocrat pursuant to clause (a)(ii), the parties agree that Aristocrat may release to Aristocrat an Escrow Item pursuant to clause 17.6 immediately on:

(i)	Termination of this Agreement by Aristocrat pursuant to clauses 16.1a(i) or 16.2(a);

(ii)	the occurrence of an Insolvency Event in respect of the Supplier; or

(iii)	REDACTED

and must provide for Escrow Items to be returned to Supplier (at Supplier’s cost) at the expiration of the Term, or any period by which the Term is extended pursuant to clause 17.1, or any period of time thereafter specified by Aristocrat. Aristocrat further acknowledges and agrees to treat any such Escrow Items lodged with Aristocrat as confidential, and not to disclose them to any third parties without the Supplier’s prior written consent. This clause does not prevent disclosures which are required by law or for the purpose of complying with the requirements of a Gaming Authority. Where Aristocrat is required by law to disclose the Escrow Items, it will use reasonable endeavours to: alert the Supplier to that disclosure; and ensure that subsequent to the disclosure the Escrow Items remain confidential. Supplier agrees that Aristocrat’s obligations in relation to any Escrow Items lodged with Aristocrat under this Agreement are limited to the provisions of this clause (c), and Supplier releases Aristocrat from any further obligations, liabilities, damages or costs, in relation to any such Escrow Items lodged with Aristocrat.

17.4	Lodgement of Escrow Items

(a)
The Supplier must lodge all Escrow Items with either the escrow agent or Aristocrat (as specified in clause 17.3) within twenty eight (28) days of the execution by the Supplier of the escrow agreement or this Agreement respectively, as referred to in that clause.

(b)
Where an Escrow Item is updated, modified or produced in a new version during the term of the relevant Contract Note, the Supplier must lodge a copy of that new version, together with all information and documentation (including technical data, concepts, drawings, photographs, specifications, standards, manuals, designs, reports, formulae, software, databases and software documentation relating to the Products or processes or methods for fabricating the Products) necessary or desirable for the purpose of manufacturing supporting and maintaining, or instructing others to manufacture support and maintain, the Products without any need for ongoing support, assistance or advice from the Supplier or any third party, with the escrow agent or Aristocrat (as applicable) within twenty eight (28) days of the creation of that version.

17.5	Warranty

The Supplier warrants that the Escrow Items will be kept fully up-to-date, will truly and accurately reflect all modifications, amendments, updates, new releases and levels relating to the Products, and is sufficient to enable Aristocrat to itself manufacture, support and maintain the Products, or cause others to manufacture, support and maintain the Products, without any need for ongoing support, assistance or advice from the Supplier or any third party.

17.6	Use of Escrow Items

Where any Escrow Item is released to a Purchaser as contemplated by clause 17.3, the relevant Purchaser may make and authorise the making of any use of that item reasonably required for the manufacture, sale, use subsequent to sale or maintenance of a Product listed in Item 10 in relation to that Escrow Item and solely for the purpose of performing the obligation that the Supplier would otherwise have under a Contract Note or any extension pursuant to clause 17.1, including:

(a)	reproducing that item, and authorising a third party manufacturer to reproduce that item;

(b)	reverse engineering that item, or interfaces to or from that item;

(c)
making use of and authorising a third party manufacturer to make use of all information (including confidential information of the Supplier) contained or described in that item only for the purpose of this clause 17.6; and

(d)	disclosing that item, or the information contained in it, to a third party manufacturer who has agreed to keep that item or information secret.

REDACTED

17.7	Grant of Licence

The Supplier grants the relevant Purchaser a perpetual, irrevocable, fully paid licence to do the acts set out in clause 17.6 in relation to a Product at any time after that Product is released to the relevant Purchaser.

17.8	Costs

All costs relating to entry into and maintenance of the escrow agreement between Supplier and escrow agent under clause 17.3(a)(i) will be borne by the Supplier.

18.	Warranties

18.1	Warranty of Conformance

The Supplier warrants that all Products at the time of delivery on Delivery Date are, and at all times in the future will be, free from defects in design, materials or workmanship and will be manufactured to fully comply with the requirements set out in clause 9.1 (including, without limitation, the Specifications).  This warranty is unaffected by a Purchaser’s: (a) acceptance of delivery of a Product, (b) payment for a Product or an associated delivery; (c) removal of a Product from a Storage Area or (d) right of inspection of a Product.

This clause 18.1 does not apply to defects which apply to or affect only a single item or small number of items (“Isolated Problem”).  In such a case, Supplier’s obligation is to replace or repair the affected item at the relevant Purchaser’s option.  That obligation continues for twenty four (24) months or such other period as may be specified in Item 12 of the Contract Note, following the transfer to the relevant Purchaser of title in the affected item.  Without limiting what is meant by an Isolated Problem, any problem, issue or defect which affects a batch of Products such that it fails to meet the quality standards set out in Schedule 4 of the relevant Contract Note (including where the problem manifests itself over a period of time) is not an Isolated Problem.

18.2	Warranty as to Title

In relation to all Products delivered to a Purchaser under this Agreement, the Supplier warrants that:

(a)	at the time of delivery on Delivery Date the Products are, and at all times in the future will be, free from liens and encumbrances: and

(b)	the Supplier has good title to the Products.

18.3	Reliance

The Supplier acknowledges that the Products are purchased from the Supplier by the relevant Purchaser in reliance on the warranties contained in clauses 18.1 and 18.2 above.

19.	Indemnities

19.1	Warranty Indemnity

The Supplier must indemnify and keep indemnified Aristocrat and each Purchaser against any actions, losses, claims, costs, damages and expenses arising out of any damage to property or persons arising, in tort, contract or otherwise, out of or in connection with:

(a)	a breach of the warranties contained in clauses 18.1, 18.2 and 19.2;

(b)	any other breach of this Agreement or an act or omission of the Supplier or the Supplier’s employees, agents or sub-contractors;

(c)	any fraud or wilful misconduct committed by the Supplier, its employees or representatives; or

(d)	any claims in relation to the Products.

19.2	IP Warranty and Indemnity

(a)	Subject to clause (b), the Supplier warrants that:

(i)	the sale of a Product by Aristocrat and each Purchaser to any person anywhere in the world; and

(ii)	use of a Product by the Purchaser, by any person to whom a Purchaser sells the Products, or by any customer of such a person,

does not:

(iii)
in relation to any Product other than a CMP supplied by the Supplier under this Agreement (but for the avoidance of doubt, including (without limitation) any Specified Component), infringe upon any patent, trade mark, copyright or any other intellectual property right of any third person (including (without limitation) in relation to the manufacture or assembly of, or the process or mode of manufacturing or assembling, the Product); and

(iv)
in relation to any CMP supplied by the Supplier under this Agreement, infringe upon any patent, trade mark, copyright or any other intellectual property right of any third person, in relation to the manufacture or assembly of, or the process or mode of manufacturing or assembling, the Product.

(b)
The Supplier holds Aristocrat and each Purchaser and any person acquiring a Product from Aristocrat or a Purchaser harmless from any suit or judgment entered against them on account of any infringement or breach of any of the warranties contained in clause 19.2(a).  The Supplier agrees to pay all costs, damages, fines and profits recoverable in any such action, whether arising in tort, contract or otherwise.

(c)	REDACTED

19.3	Exclusion and limitation of Aristocrat and Purchaser’s liability

Unless expressly indicated otherwise in this Agreement including, without limitation, in clause 15, and to the extent permitted by law:

(a)
Aristocrat and each Purchaser have no liability to make payment for claim, damage, loss, cost, charge or expense suffered or incurred by the Supplier as a result of or in connection with this Agreement or of any Product or order provided under it regardless of whether such liability might otherwise arise in contract, tort, for negligence, under law (to the maximum extent permitted) or otherwise in respect of any indirect, consequential, special, punitive or other loss, lost profits (actual or anticipated), lost opportunity, lost savings, lost contract, business interruption or loss of data;

(b)
without prejudice to the Supplier’s right to payment of any amount payable by Aristocrat or Purchaser to the Supplier under clause 15, Aristocrat and/or each Purchaser's liability to the Supplier in connection with this Agreement is limited to the lesser of:

(i)	the payments made by Aristocrat or relevant Purchaser (as applicable) under this Agreement; and

(ii)	$500,000 AUD; and

(c)
a claim may only be made by the Supplier under this Agreement if the Supplier gives Aristocrat written notice of the claim (including reasonable details of the nature of the claim) within twelve (12) months from the cause of action.

19.4	Grant of Licences

The Supplier grants the relevant Purchaser all licences necessary for the sale or use (whether by the relevant Purchaser, or by any person to whom the relevant Purchaser sells the Products, or any article incorporating the Products) of any Products supplied to the relevant Purchaser pursuant to this Agreement. These licences are perpetual and cannot be revoked.  The Supplier grants the relevant Purchaser a right to:

(a)	authorise and sub licence all rights reasonably incidental to the use of a Product by a third party, or the lease or sale of a Product to a third party; and

(b)	grant third parties to whom a Product is leased or sold the right to authorise and sub licence all rights reasonably incidental to the use or lease of the Product by the third party’s customers.

19.5	Use of Documentation

The Supplier grants the relevant Purchaser an irrevocable, perpetual, non-exclusive licence in respect of all documentation provided by the Supplier in respect of the Product, and agrees the relevant Purchaser may use that documentation (or any part thereof) in its own documentation for any products that incorporate the Product.

20.	Trade Marks

20.1	Acknowledgement

The Supplier acknowledges that all intellectual property associated with the Trade Marks is the property of a member of the Aristocrat Group.

20.2	Licence

The relevant Purchaser licences the Supplier to use the Trade Marks limited to the supply of the Product and associated services to Aristocrat under this Agreement.  This licence afforded to the Supplier is personal to the Supplier and is not saleable or transferable in any manner whatever.

20.3	Limitation of Use

The Supplier will not use or permit the use of the Trade Marks, or any part of them, or any depiction or representation which is substantially identical or deceptively similar to them:

(a)	as part of the trade name or corporate name of the Supplier or of any other person; or

(b)	in connection with any products or services other than the Product,

without the prior written approval of the relevant Purchaser.

20.4	Use of Trade Marks

The Supplier will:

(a)	use the Trade Marks precisely as advised by the relevant Purchaser from time to time; and

(b)	forthwith give effect to and observe any reasonable direction given by the relevant Purchaser as to the size and representation of the Trade Marks and the manner of their depiction.

20.5	No Use After Termination

Save as provided in this Agreement:

(a)	the right of the Supplier to use the Trade Marks will terminate with this Agreement; and

(b)
following termination of this Agreement, the Supplier will not at any time thereafter use the Trade Marks in the form licensed, or otherwise any mark, name, label or logo confusingly similar to the Trade Marks.

21.	Confidential Information and Intellectual Property

21.1	Obligation of Confidentiality

The Supplier must treat all specifications, engineering and other data, software, drawings, blueprints and other documents, in tangible or electromagnetic forms provided by Aristocrat and each Purchaser (or any third party at the request of Aristocrat or a Purchaser) and all information otherwise disclosed by Aristocrat or a Purchaser to the Supplier (the Aristocrat “Information”) as highly confidential.  Aristocrat and each Purchaser must treat all information disclosed by Supplier (the Supplier “Information”) as confidential.  The Supplier must, in respect of the Aristocrat Information and Aristocrat and each Purchaser must, in respect of the Supplier Information:

(a)	not use or copy the Information for any purpose other than the fulfilment of this Agreement;

(b)
not disclose the Information to any other person without the prior written consent of Aristocrat or the relevant Purchaser (in the case of intended disclosure by Supplier of Aristocrat Information), or without the prior written consent of the Supplier (in the case of intended disclosure by Aristocrat or a Purchaser of Supplier Information);

(c)
on completion of the delivery of the Products, return the Information (including all copies) to Aristocrat or the relevant Purchaser (in the case of Aristocrat Information held by the Supplier), or to the Supplier (in the case of Supplier Information held by Aristocrat or a Purchaser; and

(d)
return the Information on demand by Aristocrat or the relevant Purchaser (in the case of the Supplier holding Aristocrat Information) or the Supplier (in the case of Aristocrat or a Purchaser holding Supplier Information).

A party to this Agreement or to a Contract Note may disclose the Information of another party to a third party to the extent necessary to fulfil the party’s obligations under this Agreement or the Contract Note respectively if the third party has agreed in writing to keep the Information confidential on terms substantially similar to those by which the party is bound in this clause 21.1.  Where such a disclosure takes place, the party making the disclosure will be liable for breach under this clause 21.1 as if the actions of the third party are treated as the actions of the party making the disclosure.  This clause 21.1 does not prevent disclosures which are required by law or for the purposes of complying with the requirements of a Gaming Authority.  Where a party to this Agreement or to a Contract Note is required by law to disclose the Information of another party, it will use reasonable endeavours to: alert the other party prior to that disclosure; and ensure that subsequent to the disclosure the Information remains confidential.

21.2	Ownership of Intellectual Property

Aristocrat or the relevant Purchaser (as is applicable) shall retain title to any intellectual property rights (which shall include all statutory or common law copyright, trademark, patent, design or circuit layout rights) arising out of or in connection with any specifications, drawings, designs, or layouts in any tangible or electromagnetic forms which are given or otherwise disclosed to the Supplier in relation to this Agreement.  All intellectual property rights in any changes, modifications or adaptations (including but not limited to those made by the Supplier) of any such material vest on creation in Aristocrat or the relevant Purchaser (as is applicable).  All intellectual property rights in relation to any improvement, modification or enhancement which Aristocrat or the relevant Purchaser (as is applicable) may perform in relation to the Products vests in Aristocrat or the relevant Purchaser (as is applicable) on the creation of that intellectual property. The Supplier shall have a royalty-free, non-exclusive licence to use such improvements, modifications or enhancements for the purpose of performing its obligations under this Agreement.

22.	Gaming Authority Requirements

22.1	Acknowledgement

The Supplier acknowledges that the Aristocrat Group is subject to various regulations imposed by government gaming authorities, government or governmental bodies, agencies or authorities of any kind anywhere in the world  in relation to the manufacture, distribution, marketing and sale of gaming machines, or gaming, wagering, lotteries or similar activities, or the business activities of a party to this Agreement (including, without limitation, the Nevada Gaming Commission, in accordance with Nevada Revised Statute 463.167) (Gaming Authorities).  The Aristocrat Group, as part of the regulations imposed upon it, is obliged to conduct its affairs in a manner which is both ethical and in accordance with the regulations imposed by the Gaming Authorities. A member of the Aristocrat Group may be required to disclose details of its dealings in relation to the supply of parts and components for use in its gaming machines.  The Supplier must fully cooperate with a member of the Aristocrat Group and, at a member’s request, with any Gaming Authority in relation to any information requested or otherwise required to be disclosed to a Gaming Authority.  The Supplier must, on request from a member of the Aristocrat Group, provide that member with copies of all documents and other information in the possession, custody or control of the Supplier that would be reasonably relevant to any inquiry made of a member of the Aristocrat Group by a Gaming Authority.  Where the Supplier notifies the relevant member of the Aristocrat Group that the information is commercially sensitive to the Supplier, that member will use its best endeavours to ensure that such information is disclosed subject to an obligation of confidentiality and non-disclosure.

22.2	Provision of Assistance

The Supplier must promptly provide all reasonable assistance to member of the Aristocrat Group to enable that member to obtain any approvals required to be obtained from any Gaming Authority in relation to the manufacture, distribution or sale of any of the Aristocrat Group’s gaming machines or other products in any jurisdiction.  The relevant member of the Aristocrat Group will meet the Supplier’s reasonable expenses in complying with this clause.

22.3	Supplier Not to Jeopardise Licences

The Supplier must not do anything which the Supplier has reason to believe, or which a member of the Aristocrat Group has notified the Supplier, may jeopardise any eligibility of a member of the Aristocrat Group to hold any licence in relation to electronic gaming machines, including licences held by a member of the Aristocrat Group and licences granted by a Gaming Authority.

22.4	Termination

REDACTED

23.	Decision Analysis

23.1	Operation of this Clause

If Aristocrat, on or before signing this Agreement, states to the Supplier that this Agreement is subject to the Supplier successfully passing Decision Analysis, this clause 23 will have operation and effect.  Aristocrat may decide the criteria and process used in the Decision Analysis in its absolute discretion.

23.2	Condition Subsequent

A condition subsequent of this Agreement is the Supplier being successfully selected as a supplier of products to Aristocrat through the Decision Analysis process.

23.3	Failure of Condition Subsequent

If the Supplier fails to satisfy the condition subsequent in clause 23.2 then this Agreement and all Contract Notes will terminate three months after notification in writing by Aristocrat to the Supplier of the Supplier’s failure to satisfy the condition subsequent.

24.	General

24.1	No Assignment

The Supplier must not assign, sub-contract or transfer (in any way whatsoever) to a third party any of its rights or obligations under this Agreement or a Contract Note without the prior written consent of Aristocrat (in the case of this Agreement) or the relevant Purchaser (in the case of a Contract Note).  Aristocrat or the relevant Purchaser may grant or withhold its consent in its absolute discretion.

24.2	Non-waiver, No Variation

(a)
Failure of a Purchaser to insist upon strict performance of any of this Agreement or any Contract Note is not a waiver of any rights or remedies that Purchaser has, and is not a waiver of any subsequent default.  The shipping or receiving of any article under this Agreement is not a waiver of any rights for any prior failure by the Supplier to comply with any of the provisions of this Agreement.

(b)	This Agreement may not be amended, supplemented, modified or rescinded except in writing executed by both parties.

(c)	The Contract Notes may not be amended, supplemented, modified or rescinded except as approved Aristocrat or Purchaser in writing, and as minuted in any review meetings under clause 14.

24.3	Force Majeure

No Party is liable to another Party for default or delay in performing its obligations under this Agreement caused by any occurrence beyond its reasonable control (force majeure event) including, without limitation, fires, strikes or industrial disturbances of the workforce of a third party, riots, wars, acts of God, Government order or regulation, storm, tempest or epidemics.  A Party affected by a force majeure event must: notify the other Party of the occurrence of the event; discuss with the other Party options for remedial action; use its reasonable efforts to mitigate the effects of the event; and immediately continue the performance of its obligations once circumstances permit.  If because of the occurrence of a force majeur event a Party fails to perform an obligation under this Agreement or a Contract Note for a period of at thirty (30) days or more, the other Party may terminate this Agreement or that Contract Note respectively by notice in writing given prior to the performance of the obligation.

24.4	Governing Law

Unless stated to the contrary in Item 11, this Agreement will be governed by and construed in accordance with the laws of New South Wales, Australia.

24.5	Disputes

Any dispute arising out of or relating to this Agreement must first be discussed by the relevant Parties and failing agreement or settlement, must be the subject of mediation, administered by the Australian Commercial Disputes Centre (ACDC) conducted and held in accordance with the Rules of ACDC in force at the date of the dispute.  In the event of the dispute not having been resolved within twenty eight (28) days (or such other period as agreed in writing by the Supplier and the relevant Purchaser) after the appointment of the mediator, either the Supplier or the relevant Purchaser may refer the dispute to the courts to be determined in accordance with and subject to the laws of the State of New South Wales, Australia (unless stated to the contrary in Error! Reference source not found.).  All mediation meetings and proceedings must be held in Sydney, unless otherwise agreed in writing by the Parties.  Any legal proceedings in relation to this Agreement must be taken in a court of the State of New South Wales, Australia (unless stated to the contrary in Item 11).

24.6	Notices

Any notices required pursuant to this Agreement must be in writing addressed to the Parties at the address specified in the relevant Contract Note (or at such other address as may be provided in writing for the purpose) and once given or made shall be deemed to be duly given or made:

(a)	in case of a letter, at the expiry of three days after the time of posting by pre-paid ordinary post, or at the time of actual receipt by the addressee, whichever occurs first;

(b)	in the case of email, when successfully sent;

(c)	in the case of facsimile, when successfully sent; and

(d)	in the case of personal delivery, when delivered.

24.7	Severability

If any provision of this Agreement is invalid and does not go to the essence of this Agreement, all other provisions which are self-sustaining and capable of separate enforcement shall continue to be valid and enforceable in accordance with the terms.

24.8	Entire Agreement

(a)
This Agreement, and every document that is attached to or incorporated by reference into them, forms the entire agreement between the Supplier and a Purchaser.  This Agreement supersedes any prior agreements between the Supplier and a Purchaser in relation to its subject matter.

(b)	This Agreement overrides all other terms and conditions which may be contained in any terms specified by Supplier.

24.9	UN Convention

The United Nations (UN) Convention on Contracts for the International Sale of Goods (also known as the Vienna Convention) does not apply to this Agreement.

ATTACHMENT A

CONTRACT NOTE

Introduction

The Purchaser has agreed to purchase and the Supplier has agreed to supply, the Product detailed herein.  The terms and conditions set out in the supply agreement as agreed between Aristocrat Technologies Australia Pty Limited and the Supplier dated 14th September 2010 (“Master Supply Agreement”) and the terms and conditions set out in this Contract Note apply to the supply of this Product.  Unless otherwise specified, terms used in this Contract Note have the same meaning as defined in the Supply Agreement.

Agreement

The parties have read, understood and agree to the terms and conditions in the Master Supply Agreement and the following Contract Note.

Executed by

Signed for and on behalf of [insert purchaser] by: /s/ Jack McMahon	Signed for and on behalf of the Supplier by: /s/ James F. Brace
Signature of Authorised Signatory Jack McMahon 27/10/10	Signature of Authorised Signatory James F. Brace
Name of Authorised Signatory	Name of Authorised Signatory

CONTRACT NOTE

Schedule 1 (Note Details)

REDACTED

Printed: 8 March 2011

Item 5 - Product Information

REDACTED

Printed: 8 March 2011

Item 6 - Product lead times and Stocking Policy

REDACTED

Table 6.1 - Cumulative Lead Time, Supply Time and Stocking Policy value

REDACTED

Table 6.2 - Stocking Policy

REDACTED

Item 10 Escrow Items

REDACTED

CONTRACT NOTE

Schedule 2 – Packaging

REDACTED

CONTRACT NOTE

Schedule 3 – Training and Support

REDACTED

CONTRACT NOTE

Schedule 4 – Quality/Standards/Specifications

REDACTED

CONTRACT NOTE

Schedule 5 – Supplier performance management process

REDACTED

CONTRACT NOTE

Schedule 6 – Key Performance Indicators (KPIs)

REDACTED